Exhibit 99.1

NEWS RELEASE for December 31, 2002 at 7:30 AM EST

Contact:	Allen & Caron Inc Mike Mason (investors) President 212-691-8087 michaelm@allencaron.com	Len Hall (media) 949-474-4300 len@allencaron.com	CardioGenesis Darrell Eckstein, 714-649-5000

CARDIOGENESIS CORPORATION TO APPEAL NASDAQ DELISTING NOTICE

FOOTHILL RANCH, CA (December 31, 2002) . . . CardioGenesis Corporation (Nasdaq: CGCP), the market leader in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Revascularization (PMR), announced today it will appeal the Nasdaq Staff Determination it received on December 27, 2002, that indicates the Company fails to comply with the $1.00 minimum bid price requirement for continued listing of its common stock as set forth in Marketplace Rule 4310 (c) (8) (D), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market.

     Pursuant to the procedures set forth under the Nasdaq Marketplace Rule 4800 Series, CardioGenesis will request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. Under applicable rules, the hearing request will stay the delisting of the Company’s common stock and, pending resolution of the appeal, the Company’s common stock will continue to be listed and will be traded on The Nasdaq SmallCap Market under the symbol CGCP. CardioGenesis intends to present a plan to the Panel for achieving and sustaining compliance with the Marketplace Rules, but there can be no assurance the Panel will grant the Company’s request for continued listing on The Nasdaq SmallCap Market.

About CardioGenesis Corporation

     CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is the leader in products that stimulate cardiac angiogenesis. The Company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as transmyocardial revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S. and around the world, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company’s minimally invasive PMR procedure is currently being marketed in Europe and other international markets.

     For more information on the Company and its products, please visit the CardioGenesis web site at http://www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the “Client” section of the Allen & Caron Inc web site at www.allencaron.com.

Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2002, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

# # # #